Exhibit 7.1

JOINT FILING AGREEMENT

This Agreement is dated as of May 30, 2023, by and among Titan Holdings 2, LLC (“T5”), the Michelle Rizzo Trust dated January 17, 2009 (the “Trust”), and Michelle Rizzo (the “Trustee”).

WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under Section 13d(1) of the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.

NOW, THEREFORE, the undersigned do hereby agree as follows:

1. The Schedule 13D (the “Schedule 13D”) with respect to TraQiQ, Inc., a California corporation, to which this Agreement is attached as Exhibit 7.1 is filed on behalf of the Trustee, T5, and the Trust. Each of T5, the Trust, and the Trustee hereby authorizes T5 to file the Schedule 13D on its behalf.

2. Each of the Trustee, T5, and the Trust agree that nothing in this Joint Filing Agreement should be considered an admission of beneficial ownership of the shares described in the Schedule 13D.

3. Each of the Trustee, T5, and the Trust is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that such person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.

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IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

Titan 5, LLC

/s/ Michelle Rizzo
By: Michelle Rizzo, Manager

Michelle Rizzo Trust Dated January 17, 2009

/s/ Michelle Rizzo
By: Michelle Rizzo, trustee

Michelle Rizzo

/s/ Michelle Rizzo
By: Michelle Rizzo